Exhibit 23.5
Wipfli LLP 2501 West Beltline Highway, Suite 401 Madison, WI 53713 PO Box 8700 Madison, WI 53708-8700 608.274.1980 fax 608.274.8085 www.wipfli.com

August 21, 2015

Mr. Patrick Murphy

Godfrey Kahn SC

780 N Water Street

Milwaukee, WI  53202

RE:

NEW Bancshares, Inc. Fair Market Business Valuation

Dear Mr. Murphy

We hereby consent to the inclusion of our Fair Market Business Valuation of NEW Bancshares, Inc. (the “Company”) dated December 2, 2014,  as an Exhibit to the Proxy Statement/Prospectus relating to the Company’s proposed merger with Baylake Corp. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such Fair Market Business Valuation in such Registration Statement.

Sincerely

Wipfli LLP